EXHIBIT 10.4
CONFIDENTIAL TREATMENT
REQUESTED PURSUANT TO RULE 24b-2

Execution Copy

______________________________________________________________________________

AMENDED AND RESTATED

CHAUTAUQUA JET SERVICE AGREEMENT

Between

US AIRWAYS, INC.

And

CHAUTAUQUA AIRLINES, INC.

______________________________________________________________________________

Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The omitted materials have been filed separately with the Securities and Exchange Commission.

AMENDED AND RESTATED
CHAUTAUQUA JET SERVICE AGREEMENT

This Amended and Restated Chautauqua Jet Service Agreement (this “Agreement”) is made and entered as of this 26th day of April, 2005, by and between US Airways, Inc. (herein referred to as “US Airways”), a Delaware corporation having its principal place of business at 2345 Crystal Drive, Arlington, Virginia 22227, and Chautauqua Airlines, Inc. (herein referred to as “Chautauqua”), an Indiana corporation, having a principal place of business at 8909 Purdue Road, Suite 300, Indianapolis, Indiana 46268 (each of US Airways and Chautauqua, a “Party” and collectively, the “Parties”).

WITNESSETH:

WHEREAS, US Airways holds a certificate of public convenience and necessity issued by the Department of Transportation (“DOT”) authorizing US Airways to engage in the interstate and overseas air transportation of persons, property and mail between all points in the United States, its territories and possessions;

WHEREAS, Chautauqua holds a certificate of public convenience and necessity issued by the DOT authorizing Chautauqua to engage in the interstate air transportation of persons, property and mail in the United States;

WHEREAS, US Airways owns various trademarks, trade dress, service marks and logos, including, but not limited to, “US Airways,”“US Airways Express,” and distinctive exterior color decor and patterns on its aircraft (each, a “US Airways Servicemark” and collectively, the “US Airways Servicemarks”);

WHEREAS, Chautauqua and US Airways have entered into that certain Chautauqua Jet Service Agreement, dated as of March 19, 1999, as amended by the First Amendment, dated as of September 6, 2000, the Second Amendment, dated as of December 20, 2000, the Third Amendment, dated as of July 11, 2001, and the Fourth Amendment, dated as of December 18, 2002 (the “Original Jet Services Agreement”) pursuant to which Chautauqua operates regional jets under the name “US Airways Express” in the provision of its air transportation services as provided in the Original Agreement and acquired a nonexclusive license for use of one or more of US Airways’ Servicemarks for use in connection with Chautauqua’s operation of such services;

WHEREAS, US Airways and Chautauqua desire to amend and restate the Original Agreement, as amended to date, by executing and delivering this Agreement;

WHEREAS, on September 12, 2004, US Airways and certain of its affiliates filed voluntary petitions for reorganization relief pursuant to Chapter 11 of the Title 11 of the United States Code, 11 U.S.C. § 101 et seq., as amended (Title 11, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of Virginia, Alexandria Division (the “Bankruptcy Court”) in the matter entitled, In re US Airways, Inc., et al., Case No. 04-13819 (the “Bankruptcy Proceedings”);

WHEREAS, US Airways, US Airways Group, Inc. (“Group”), Wexford Capital LLC and its affiliated entities (“Wexford”) and Republic Airways Holdings, Inc. and its affiliated entities (“Republic,” and together with Wexford, the “Investor”) have entered into that certain Investment Agreement, dated as of March 15, 2005 (as such agreement may be amended from time to time, or any successor investment agreement, the “Investment Agreement”), pursuant to which (i) US Airways has the right, prior to the effective date of US Airways’ plan of reorganization (the “Plan”) in the current Bankruptcy Proceedings (the “Case”), to sell to and license back from the Investor certain slots (the “Slot Option”) and gates, (ii) upon the occurrence of certain events, the Investor will purchase or assume the leases of certain EMB-170 aircraft (the “Additional Aircraft”), (iii) the Investor has agreed to invest, subject to satisfaction of certain conditions, $125 million in connection with the Plan (the “Equity Commitment”), and (iv) Republic may purchase additional EMB-170 and EMB-190 aircraft (the “Growth Aircraft”), which together with the Additional Aircraft will be operated in US Airways Express service pursuant to a separate jet service agreement (the “EMB-170/EMB-190 Jet Service Agreement”), in each case subject to the terms and conditions of the Investment Agreement and to such further documents as the parties may execute relating to such transactions.

NOW THEREFORE, for and in consideration of the foregoing premises and the mutual covenants and obligations hereinafter set forth, the Parties hereby agree as follows:

ARTICLE 1 - COMPLIANCE WITH REGULATIONS

Each Party agrees that all services, including air transportation services, performed by it, and any of its agents, pursuant to this Agreement or otherwise shall be conducted in full compliance with any and all applicable laws, statutes, orders, rules and regulations, whether now in effect or hereafter promulgated, of all applicable governmental agencies or authorities (such laws, statutes, orders, rules and regulations, “Regulations”), including, but not limited to the Federal Aviation Administration (the “FAA”), the Transportation Security Administration (the “TSA”) and the DOT (for purposes of this Agreement, any applicable governmental agency or authority, whether domestic or foreign, shall be referred to as a “Regulatory Authority”). Each Party shall be solely and exclusively responsible for complying with all Regulations in connection with the services to be provided by it hereunder, and the Parties agree that neither Party shall have any obligation or responsibility, whether direct or indirect, with respect to such compliance by the other Party, except that US Airways shall be responsible for sharing the costs associated with such compliance by Chautauqua as and only to the extent expressly provided herein, and for fulfilling its responsibilities for emergency family assistance services as defined in the Emergency Assistance Agreement, executed by US Airways and Chautauqua in connection with the Original Jet Services Agreement.

ARTICLE 2 - AIR TRANSPORTATION SERVICES TO BE PROVIDED BY CHAUTAUQUA

Section 2.1 - Schedule Requirements

At all times during the Term (as defined in Section 7.1 hereof), Chautauqua will operate, in accordance with the terms and conditions hereof, US Airways Express air transportation service between various U.S. domestic city-pairs and between various U.S.-Canadian city-pairs selected in accordance with Section 2.2 (hereinafter referred to as the “Service”) using a maximum of [*] Embraer ERJ-145 fifty (50) seat regional jet aircraft (“ERJ Aircraft”), or such other aircraft as may be substituted thereto pursuant to the terms of Section 2.8 hereof, (all such aircraft providing the Service pursuant to the terms hereof, including substitute aircraft used pursuant to Section 2.8, the “Aircraft”). The ERJ Aircraft shall be configured with such mechanical configuration as has been specified by US Airways, bearing the US Airways Express livery.

Section 2.2 - Scheduling Parameters

The city-pairs from which the Service is to be provided by Chautauqua pursuant to this Agreement will be selected by US Airways, in its sole discretion, subject to operational and safety requirements, minimum and maximum schedule requirements, and the other parameters set forth in this Section 2.2 and Exhibit 2.2. US Airways may, on sixty (60) days advance written notice to Chautauqua, designate changes in any or all of the following: city-pairs served, aircraft routings or flight frequencies, provided that the new city-pairs, aircraft routings, and flight frequencies shall continue to satisfy the parameters set forth in this Section 2.2 and Exhibit 2.2. In establishing schedules, US Airways agrees to take into consideration Chautauqua’s operational requirements for remain overnight (“RON”) maintenance and crew productivity and legality. The Parties shall determine mutually acceptable locations for maintenance bases and crew domiciles as provided in Exhibit 2.2. If Chautauqua and US Airways subsequently agree to any change in the location of any maintenance base or crew domicile, then the Parties shall also agree on appropriate compensation by US Airways to Chautauqua for effecting such change, including the reimbursement by US Airways of costs reasonably incurred by Chautauqua that are associated with the establishment of a new maintenance base or crew domicile and the closing of any existing maintenance base or crew domicile.

Section 2.3 - Technical Operations

During the Term, Chautauqua shall be solely responsible for the technical operation of the Aircraft and the safe performance of the flights undertaken in connection with the Service in accordance with all Regulations. Chautauqua shall retain full authority, operational control and possession of the Aircraft to enable it to perform its obligations under this Section 2.3. In particular, Chautauqua or its agents or employees shall, for the purpose of the safe performance of such flights, have absolute discretion in all matters concerning the preparation of the Aircraft for flight, the flight, the load carried and its distribution in so far as such matters affect the safety of the Aircraft, the decision whether or not such flight shall be undertaken, and all other matters relating to the technical operation of the Aircraft. Chautauqua shall be solely responsible for, and US Airways shall have no liability, obligation or duty with respect to, the flight dispatch and/or conduct of Chautauqua’s flights operated pursuant to this Agreement or otherwise. For the purpose of this Section 2.3, the term “flight dispatch” shall include, but shall not be limited to, all planning of flight itineraries and flight paths, fueling, payload capabilities and flight release.
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Section 2.4 - Regulations

The operation of the Aircraft shall be carried out in accordance with all Regulations and the standards and practices of Chautauqua approved by the applicable Regulatory Authority thereunder. Chautauqua shall notify US Airways in writing within two business days after receipt of any notice from any Regulatory Authority that asserts any noncompliance by Chautauqua with any Regulation, initiates an investigation of Chautauqua’s operations or otherwise asserts any wrongdoing by Chautauqua. Chautauqua shall cooperate promptly and fully with US Airways in responding to any request for information or data concerning such non-compliance. For purposes of this Section 2.4, an asserted noncompliance or other wrongdoing by Chautauqua shall be considered “material” only if such noncompliance or other wrongdoing, if proven or admitted by Chautauqua, could reasonably be expected to lead to the suspension or revocation of Chautauqua’s operating certificate.

Section 2.5 - Operating Procedures

Chautauqua has previously delivered to US Airways and US Airways acknowledges receipt of a copy of all relevant operating specifications, operational regulations, manuals and calculations for all of the Aircraft. Chautauqua shall also deliver to US Airways, within ten (10) days after the end of each month during the Term, a report of the number of departures, Block Hours, flight hours, passengers, Available Seat Miles and revenue passenger miles with respect to the flights operated by the Aircraft during such month in the Service. US Airways agrees to facilitate any changes to US Airways or US Airways Express manuals, operating procedures, or tariffs that may be necessary to support the Chautauqua operation.

Section 2.6 - Aircraft Registration

During the Term, Chautauqua shall ensure that the Aircraft remain properly registered in the United States of America in accordance with all Regulations.

Section 2.7 - Chautauqua Responsibilities

Chautauqua shall be responsible for providing, at its own cost, in connection with the Service to be provided by Chautauqua under this Agreement, all services and materials identified under the heading “To Chautauqua” in Exhibit 2.7 attached hereto and made a part hereof (collectively, the “Chautauqua Services”).

Section 2.8 - Substitute Aircraft

In addition to the ERJ Aircraft specified in Section 2.1, Chautauqua may in its discretion arrange for and utilize substitute ERJ aircraft or another type of regional jet aircraft in US Airways Express or neutral livery to provide the Service under this Agreement during those periods when any ERJ Aircraft may be out of service due to unforeseen and irregular maintenance requirements, provided that Chautauqua may only utilize regional jet aircraft other than ERJ Aircraft to the extent that US Airways has permitted such use in advance in writing. Chautauqua shall be paid for the use of such substitute aircraft in the same manner that it is paid for the use of ERJ Aircraft in accordance with Article 5 hereof. If a substitute aircraft shall be utilized for more than two (2) consecutive days, Chautauqua and US Airways shall mutually agree upon the route that shall be covered by the substitute aircraft. In addition, Direct Costs (defined in Section 5.2) contained in the Pricing Model with respect to any substitute aircraft shall be adjusted (upward or downward) in a manner consistent with the principles used to reflect the differences between the costs of such substitute aircraft and the costs of ERJ Aircraft for such aircraft-specific items as pilot and flight attendant crew costs, maintenance, aircraft ownership, insurance, and overheads; provided that the payment of “Profit” pursuant to Section 5.4 shall not be adjusted in connection with any such substitution.

Section 2.9 - Spare Aircraft and Spare Engines

(a) Chautauqua shall designate [*] of the ERJ Aircraft as “Spare Aircraft.” The Spare Aircraft may be in neutral livery. For the purposes of calculating the payment to Chautauqua as described in Article 5 of this Agreement, Spare Aircraft shall not be included as Aircraft in Service, but US Airways shall pay to Chautauqua certain associated Direct Costs as detailed in the Pricing Model, such as insurance and aircraft ownership costs. For the purposes of calculating the schedule requirements as described in Exhibit 2.2 to this Agreement, the Spare Aircraft shall not be included.

(b) Chautauqua shall maintain, with respect to Aircraft flown in the Service, a pool of spare engines in an amount equal to [*] of the total number of engines attached to such Aircraft so flown in the Service (rounded up or down to the nearest whole number). It being hereby agreed that Chautauqua shall maintain [*] spare engines with respect to a fleet of [*] Aircraft flown in the Service.

Section 2.10 - Jets for Jobs

Chautauqua shall continue to comply with the applicable provisions of the “Jets for Jobs” protocol as ratified by the US Airways Airline Pilots Association (“ALPA”) in Letter of Agreement #91 to the US Airways - ALPA Collective Bargaining Agreement, or as subsequently amended, with respect to the Services to be provided under this Agreement. All additional, direct and reasonable costs associated with such compliance (excluding normal pilot costs that would otherwise be paid as Direct Costs in the absence of requirements associated with “Jets for Jobs”) shall be treated as Pass Through Costs under Section 5.2 hereof.
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Section 2.11 - In-flight Sales

US Airways will be responsible for the direct costs associated with sales of liquor or other goods on flights included in the Service and shall be entitled to all revenues generated from such in-flight sales.

Section 2.12 - Pass Agreement

The Parties will enter into a separate agreement, consistent with agreements between US Airways and other US Airways Express Carriers, governing passes and reduced rate travel privileges.

Section 2.13 - Processing Code-Share Passengers

Chautauqua shall use commercially reasonable efforts to facilitate the handling of code-share passengers and the processing of alliance partner frequent flyer miles pursuant to domestic and international code-share alliance relationships entered into by US Airways.

ARTICLE 3 - OPERATION UNDER THE “US AIRWAYS EXPRESS” NAME

Section 3.1 - Servicemarks

Aircraft utilized by Chautauqua to provide Service pursuant to this Agreement (other than Spare Aircraft or substitute aircraft utilized pursuant to Section 2.8) shall bear certain US Airways Servicemarks. The Parties acknowledge that as of the Effective Date, all Aircraft in Service bear US Airways Servicemarks consisting of the red, white, gray and blue aircraft exterior color décor and pattern provided by US Airways and the name “US Airways Express”. At any time during the Term, US Airways may, at its sole discretion, require Chautauqua to use such new or different US Airways Servicemarks and exterior color decor and patterns on the Aircraft as US Airways may identify to Chautauqua in writing, and Chautauqua will implement such changes in accordance with a schedule mutually agreed to by the Parties. Chautauqua shall only use interior color schemes on the Aircraft (other than substitute aircraft utilized pursuant to Section 2.8) that have been approved in advance in writing by US Airways. Chautauqua shall not be required to implement changes in the exterior color decor and pattern on the Aircraft more than once in any consecutive three-year period. Any amounts actually expended by Chautauqua to repaint or to redecorate the Aircraft or reconfigure or redecorate the interior of the Aircraft as a result of changes required by US Airways, shall be reimbursed by US Airways.

Section 3.2 - Signage

In addition to use of the US Airways Servicemarks, Chautauqua shall use and display signs that satisfy applicable Regulations on the interior and exterior of the Aircraft that identify Chautauqua as the operator of the Services being provided pursuant to this Agreement. US Airways has previously approved the design and placement on the Aircraft of all such signs that are currently displayed. In the even that after the date hereof, Chautauqua seeks to change any such signs, Chautauqua shall obtain US Airways’ prior written approval (not to be unreasonably withheld or delayed) of the design and placement on the Aircraft of such changed signs displayed pursuant to this Section 3.2.

The use of US Airways Servicemarks as set forth in this Article 3 shall be subject to the terms and conditions of this Agreement, including Article 9.

ARTICLE 4 - US AIRWAYS’ SUPPORT SERVICES AND FACILITIES

US Airways shall provide, or at its option shall cause third parties to provide, at US Airways’ cost and expense, all services and materials identified under the heading “To US Airways, Inc.” in Exhibit 2.7 attached hereto and made a part hereof, and all fuel, marketing, reservations, ground support services, station facilities, and cargo and mail handling services, to the extent and in the manner set forth in this Article 4 (collectively, the “US Airways Services”). US Airways shall provide the US Airways Services with respect to the Chautauqua Services provided pursuant to and in accordance with the terms of this Agreement.

Section 4.1 - Fuel

US Airways, at its sole option, may either (1) reimburse Chautauqua for its actual cost of fuel as a Pass Through Cost, as detailed in Exhibit 5.1 hereto; or (2) provide fuel to Chautauqua for Services provided under this Agreement. To the extent that US Airways provides fuel to Chautauqua, the cost of such fuel shall be paid for by US Airways and shall not be considered a Pass Through Cost to Chautauqua. For purposes of this Agreement the cost of fuel includes the cost of all aircraft fuel and oil, plus fuel flow charges, into-plane fees, third party administrative charges, and de-fueling charges, and all applicable taxes on any of the foregoing.

Section 4.2 - Reservations

(a) All reservations shall be requested and confirmed for passengers traveling on Aircraft operated by Chautauqua under this Agreement through US Airways’ reservations services. Reservations that connect to other flights operated by US Airways or other air carriers (including other flights operated by Chautauqua), including for travel that originates at locations other than those served hereunder, shall be requested and confirmed through US Airways’ reservations system in accordance with methods and procedures utilized by US Airways for its passengers as may be in use from time to time. For passengers originating their travel at points other than those served by Chautauqua under this Agreement, either using US Airways’ reservations system or the reservations systems of other airlines, connecting reservations to the Services of Chautauqua shall also be made in accordance with methods and procedures utilized by US Airways for its passengers. US Airways shall confirm the reservations of passengers traveling on Aircraft operated by Chautauqua hereunder through the entire itinerary of their scheduled trips. When contact information is supplied by the passengers making such reservations, US Airways shall assume the responsibility of notifying passengers of any changes in Chautauqua’s schedules or operations, provided that Chautauqua has provided US Airways with sufficient advance notice of any such changes.

(b) As soon as reasonably practicable after Chautauqua learns of any flight delay, cancellation or other schedule irregularity affecting its scheduled services, Chautauqua shall notify US Airways’ operations control center of the existence, cause and anticipated duration of such flight delay, cancellation or other schedule irregularity in a manner prescribed by US Airways with as much detail as can be reasonably provided. The Parties shall coordinate all schedule changes as a result of any flight delay, cancellation or other schedule irregularity affecting the Service, and US Airways shall perform all passenger re-accommodations for passengers traveling on Aircraft operated by Chautauqua hereunder in the same manner that US Airways would perform such services for its own passengers.

(c) From time to time, and solely upon the request of Chautauqua or its flight crews, US Airways may furnish Chautauqua’s flight crews with such U.S. weather bureau information or data as may be available to US Airways; provided that, in furnishing any such weather information or data to Chautauqua, neither US Airways nor its employees or agents shall be responsible or liable for the accuracy thereof or the accuracy of the transmission thereof.

Section 4.3 - Station Facilities and Ground Support Service

US Airways shall provide, or at its option cause third parties to provide, at US Airways’ cost and expense, the following services at locations where Chautauqua provides the Service:

(a)	check-in and ticketing of passengers that are utilizing the Service [*]

(b)    use of US Airways’ passenger facilities [*]

(c)	[*]

(d)	[*]

(e)	[*]

(f)	[*] and

(g)	[*]
If US Airways is unable to provide (or cause third parties to provide) the services listed in this Section 4.3 at US Airways’ own facilities, US Airways may provide (or cause third parties to provide) such services at any other facilities selected and deemed suitable by US Airways. Such alternative facilities shall be identified with signage and directional marking to be provided by US Airways to minimize passenger confusion and complaints and shall provide reasonable working space for Chautauqua personnel.

If Chautauqua is required to make arrangements for alternative transportation, meals, lodging, lost baggage delivery or other accommodations for passengers utilizing the Service due to schedule irregularities in Chautauqua’s operations, US Airways agrees to reimburse Chautauqua for all direct and reasonable costs incurred by Chautauqua in making such arrangements, provided that Chautauqua furnishes US Airways with an invoice and adequate supporting documentation therefor.
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Section 4.4 - Cargo, Company Materials (“CoMat”) and Mail Handling Services

(a) US Airways’ personnel, and/or at US Airways’ option third party providers, shall process tickets and/or bills of lading and US Airways airway bills, accepted for transportation, and US Airways personnel and/or third party personnel shall load on Aircraft providing the Service, such cargo and U. S. mail as properly tendered by the United States Postal Service (“USPS”) and by cargo customers; provided that no Hazardous Materials may be accepted and transported on Aircraft, except as permitted by Regulations. Chautauqua acknowledges that, notwithstanding anything to the contrary contained herein, (i) it shall obtain independent authority for the appropriate Regulatory Authority to carry animals and (ii) it shall comply with such restrictions as US Airways may impose on the carriage of animals in connection with the Service provided that such restrictions apply to at least one other carrier operating under a US Airways Servicemark pursuant to a jet services agreement (a “US Airways Express Carrier”) and are not inconsistent with Regulations.

(b) US Airways shall process any Chautauqua CoMat that Chautauqua transports on Aircraft that are providing the Service.

(c) Chautauqua personnel shall comply with all US Airways’ instructions and procedures with respect to CoMat packages tendered to US Airways pursuant to this Agreement.

Section 4.5 - Terms of Transportation, Sales and Promotion

(a) Chautauqua shall comply with US Airways’ customer service standards and with US Airways’ Terms of Transportation, as modified or amended from time to time in accordance with this Section 4.5(a), including procedures with respect to schedule change and passenger re-accommodation procedures, when providing all Services pursuant to this Agreement. Such Terms of Transportation shall at all times be available for public inspection at Chautauqua’s corporate offices and at each airport ticket counter and sales office maintained and operated by US Airways in connection with the Services provided under this Agreement. US Airways agrees that its customer service standards and Terms of Transportation, as applicable to the Service from time to time, shall not be inconsistent with standard industry practice for regional jet carriers, shall be consistent with those prescribed for other US Airways Express Carriers, shall comply with all Regulations, and shall be consistent with this Agreement.

(b) All tickets issued for air passenger transportation, and all bills of lading, US Airways airway bills and invoices issued for U. S. mail and cargo shipments that are provided on the Aircraft providing the Service shall bear the “US Airways” airline designator code.
(c) US Airways shall be responsible [*].
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(d) US Airways shall include the scheduled air services provided by Chautauqua pursuant to Article 2 in its public timetables (including Chautauqua’s connecting schedules on the same basis as it does its own), if published. All references in US Airways’ public timetables to Chautauqua’s US Airways Express services shall also contain notations indicating that such scheduled services shall be performed by Chautauqua as an independent contractor under the appropriate US Airways Servicemarks, and all such references shall comply with all Regulations.

ARTICLE 5 - PURCHASE OF AVAILABLE SEAT MILES (“ASMs”)

Section 5.1 - Pricing Model

US Airways and Chautauqua have developed that certain cost model set forth in Exhibit 5.1 hereto (the “Pricing Model”) which shall be used to determine the compensation to be paid by US Airways for the Service to designated city-pairs flown by Chautauqua, subject to adjustments pursuant Article 8.

Section 5.2 - Direct Costs and Pass Through Costs

The Pricing Model, which shall be used to determine compensation due to Chautauqua hereunder, is divided into two categories, (1) “Direct Costs” and (2) “Pass Through Costs.” US Airways shall reimburse Chautauqua for “Direct Costs” at the rates set forth in Exhibit 5.1 in accordance with the following:

(a) with respect to the Per Aircraft costs, Direct Costs shall be payable with respect to the number of Aircraft that have provided the Service and have been placed into active revenue service for US Airways Express operation under this Agreement, as well as certain costs associated with Spare Aircraft and Spare Engines;

(b) with respect to the Per Block Hour costs, Direct Costs shall be payable with respect to the Block Hours for revenue flights actually flown by the Aircraft to provide the Service;

(c) with respect to the Per Flight Hour costs, Direct Costs shall be payable with respect to the number of Flight Hours for revenue flights actually flown by the Aircraft to provide the Service under this Agreement;

(d) with respect to the Per Departure costs, Direct Costs shall be payable with respect to the number of actual revenue departures by Aircraft to provide the Service.

(e) with respect to Fixed Costs set forth therein, the amount of such fixed costs.

In addition to the costs described above, all airport PFCs, TSA fees or other similar governmental assessments assessed against Chautauqua for provision of the Service shall be considered Pass Through Costs to US Airways under Section 5.2 hereof. US Airways shall also be responsible for all NAV-Canada fees or assessments as a Pass Through Cost.

Each cost component in Exhibit 5.1 shall be adjusted at the appropriate date of each calendar year based upon the escalation factors and dates set forth in Exhibit 5.1.

Chautauqua shall be reimbursed for “Pass Through Costs” set forth in Exhibit 5.1 based upon the actual costs incurred by Chautauqua, provided Chautauqua furnishes US Airways with adequate supporting documentation therefor.

Section 5.3 - Invoicing and Payments

(a)  During the Term, US Airways shall pay to Chautauqua on each of the [*] days of each calendar month an amount equal to one third of the Estimated Monthly Compensation; provided that US Airways receives an invoice for each such payment not less than [*] days prior to the due date therefor. The “Estimated Monthly Compensation” shall be equal to the amount that Chautauqua estimates in good faith shall result from application of the Pricing Model to the Service provided during the applicable month plus the amount of Profit that Chautauqua estimates in good faith will be payable pursuant to Section 5.4 with respect to the Service provided during the applicable month. If US Airways does not receive an invoice from Chautauqua at least [*] days prior to the due date for a payment as set forth above, US Airways shall pay Chautauqua within [*] days after actual receipt of such invoice.

(b) As soon as reasonably practicable after the end of each calendar month, Chautauqua shall calculate the actual amount (the “Actual Monthly Compensation”) that results from application of the Pricing Model and Section 5.4 to the Service provided during such month using the actual statistics for such month and the actual Pass Through Costs incurred for such month. If the Actual Monthly Compensation exceeds the total of Estimated Monthly Compensation amounts previously paid by US Airways under Section 5.3(a), US Airways shall pay to Chautauqua an amount equal to such difference as provided in Section 5.5 hereof, without any set off. If the total of Estimated Monthly Compensation amounts previously paid by US Airways under Section 5.3(a) exceeds the Actual Monthly Compensation, Chautauqua shall refund the overpayment amount promptly as provided in Section 5.5 hereof, without any set off.

(c) Notwithstanding the provisions set forth in this Article 5, (i) in the event that Chautauqua is unable to provide the Chautauqua Services during any period due to the grounding of the Aircraft as a result of a defect in the design or manufacture of the Aircraft, or as a result of a strike by employees of Chautauqua, US Airways shall only be responsible for payment of Chautauqua’s Fixed Costs and Per Aircraft Costs as set forth in Exhibit 5.1 during such period for [*] days; and (ii) in the event that Chautauqua is unable to provide the Chautauqua Services as a result of Chautauqua’s failure to properly maintain the Aircraft or otherwise comply with Regulations associated with the maintenance and/or operation of the Aircraft, US Airways shall have no obligation to pay any compensation to Chautauqua pursuant to this Article 5 with respect to such period.

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(d) In the event Chautauqua is unable to provide the Chautauqua Services during any period due to any cause not described in Section 5.3(c), including action or inaction by US Airways (including due to a strike by US Airways personnel), US Airways shall pay Chautauqua [*].

Section 5.4 - Profit

US Airways shall pay Chautauqua the Profit shown in Exhibit 5.1 per actual Available Seat Mile (ASM) flown by Chautauqua to provide the Service during the month provided that, if during the course of any year during the Term of this Agreement, the actual number of ASMs flown is less than [*], Chautauqua shall be paid a Profit for the lesser of (a) [*], and (b) [*]. The Profit will be escalated [*], by [*].

Section 5.5 - Payments

All payments due under this Article shall be paid directly to Chautauqua, or US Airways, as the case may be. Payments due hereunder shall be made within ten (10) business days of the calculation of any such payment.

Section 5.6 - True-Up Invoices

The Parties agree that, insofar as practicable, all true-up invoices for any month shall be submitted no later than [*] days after the last day of such month. US Airways shall not be obligated to accept for payment or reimbursement of Pass Through Costs any invoice not submitted within [*] days after the later of (i) the last day of the month in which such Pass Through Cost was incurred or (ii) the date on which the amount of such Pass Through Cost was invoiced to Chautauqua. All true-up invoices shall be accompanied by appropriate calculations and adequate supporting documentation for the amounts invoiced.

Section 5.7 - Audit and Inspection Rights

(a) Upon not less than thirty (30) days’ prior written notice, and not more than once each calendar year, authorized representatives of US Airways, at its cost and expense, may audit, review and copy Chautauqua’s books, records, accounts and other documents relating to the Pass Through Costs and to any increase in the Direct Costs payable by US Airways that is not based on the Consumer Price Index, provided that if Chautauqua is in default hereunder and such audit relates to matters giving rise to or otherwise relating to such default, such audit shall be at Chautauqua's cost and expense and US Airways shall not be bound by the notice and frequency restrictions set forth above.

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(b) In the event that US Airways has a reasonable basis for a concern with respect to the quality or adequacy of Chautauqua’s Aircraft maintenance program or crew training program or Chautauqua’s compliance with Regulations, upon not less than five (5) days’ prior written notice, authorized representatives of US Airways, at its cost and expense, may inspect Chautauqua’s aircraft maintenance and crew training facilities and review and copy Chautauqua’s aircraft maintenance records with respect to the Aircraft or crew training records, and such other records as relate to Chautauqua’s compliance with Regulations, at reasonable times during Chautauqua’s normal business hours and in a manner that does not materially disrupt Chautauqua’s business or operations; provided that if Chautauqua is in default hereunder and such inspection relates to matters giving rise to or otherwise relating to such default, such inspection shall be at Chautauqua’s cost and expense and US Airways shall not be bound by the notice requirements set forth above. Chautauqua shall make available to US Airways’ authorized representatives knowledgeable representatives of Chautauqua to answer questions and otherwise assist in any such inspection, review, and upon the conclusion of such review US Airways shall provide Chautauqua with a written report of its material findings, with recommendations for corrective actions to be taken by Chautauqua specifying the reasons for such corrective action, including any alleged non-compliance with Regulations. Chautauqua may object to such recommendations by providing US Airways with a detailed written objection within five (5) days after Chautauqua’s receipt of such report. If Chautauqua so objects, the Parties shall negotiate in good faith to determine appropriate action to be taken by Chautauqua. US Airways’ recommendations may address any matter related to Chautauqua’s provision of the Service so long as such recommendations are not inconsistent with standard industry practice for regional jet carriers, are consistent with those prescribed for other US Airways Express Carriers, with all Regulations, and with this Agreement. All proprietary information of Chautauqua provided to or observed by US Airways in connection with any audit, review or inspection under this Section 5.7 shall be treated as Confidential Information under Article 13.

ARTICLE 6 - LIABILITY, INDEMNIFICATION AND INSURANCE

Section 6.1 - Chautauqua is an Independent Contractor

(a) In its performance under this Agreement, Chautauqua shall act, for all purposes, as an independent contractor and not as an agent for US Airways, and nothing in this Agreement is intended or shall be deemed to create an association, partnership, joint venture, agency or employer and employee relationship between the Parties. The employees, agents, and/or independent contractors of Chautauqua engaged in performing any of the Services Chautauqua is to perform pursuant to this Agreement shall be employees, agents, and independent contractors of Chautauqua for all purposes, and under no circumstances shall be deemed to be employees, agents or independent contractors of US Airways. US Airways shall have no supervisory power or control over any employees, agents or independent contractors engaged by Chautauqua in connection with its performance hereunder, and all complaints or requested changes in procedures shall, in all events, be transmitted by US Airways to a designated officer of Chautauqua. Nothing contained in this Agreement is intended to limit or condition Chautauqua’s control over its operations or the conduct of its business as an air carrier and Chautauqua assumes all risks of financial losses which may result from the operation of the air transportation services to be provided by Chautauqua hereunder.

(b) The employees, agents, and/or independent contractors of US Airways engaged in performing any of the services US Airways is to perform pursuant to this Agreement shall be employees, agents, and/or independent contractors of US Airways for all purposes, and under no circumstance shall they be deemed to be employees, agents, and/or independent contractors of Chautauqua. Chautauqua shall have no supervision or control over any such US Airways employees, agents, and/or independent contractors and any complaint, discipline or requested change in procedure shall be transmitted by Chautauqua to US Airways’ designated representative.

Section 6.2 - Liability and Indemnification

(a) Each Party assumes full responsibility for any and all liability to its own directors, officers, employees, or agents arising from property damage or bodily injury, or death resulting from or sustained in the performance of its respective services under this Agreement, including the Services.

(b) Chautauqua shall indemnify, defend, protect, save, and hold harmless US Airways, its affiliates, directors, officers, employees, and agents (the “US Airways Indemnitees”) from and against any and all liabilities, claims, demands, suits, settlement payments, judgments, damages, expenses, fines and losses (including, without limitation, reasonable attorneys’ fees, other professionals’ fees, and costs and expenses incurred in connection therewith) caused by, resulting from or arising out of any goods or services, including the Services, furnished or to be furnished by Chautauqua under or pursuant to this Agreement, whether or not arising in tort or occasioned in whole or in part by the negligence of any US Airways Indemnitee, except for claims to the extent resulting from the gross negligence or willful misconduct of a US Airways Indemnitee. Chautauqua shall further indemnify, defend, protect, save, and hold harmless US Airways from and against all fines or civil penalties incurred by US Airways that relate to US Airways’ actual or alleged non-compliance with Regulations to the extent such non-compliance results from any action or inaction by Chautauqua.

(c)  US Airways shall indemnify, defend, protect, save, and hold harmless Chautauqua, its affiliates, directors, officers, employees, and agents (the “Chautauqua Indemnitees”) from and against any and all liabilities, claims, demands, suits, settlement payments, judgments, damages, expenses, fines and losses (including, without limitation, reasonable attorneys’ fees, other professionals’ fees, and costs and expenses incurred in connection therewith) caused by, resulting from or arising out of any goods or services, furnished or to be furnished by US Airways under or pursuant to this Agreement, whether or not arising in tort or occasioned in whole or in part by the negligence of any Chautauqua Indemnitee, except for claims to the extent resulting from the gross negligence or willful misconduct of a Chautauqua Indemnitee. US Airways shall further indemnify, defend, protect, save, and hold harmless Chautauqua from and against all fines or civil penalties incurred by Chautauqua that relate to Chautauqua’s actual or alleged non-compliance with Regulations to the extent such non-compliance results from any action or inaction by US Airways.

(d) A person claiming indemnification (the “Indemnitee”) shall give the Party from which indemnification is sought (the “Indemnitor”) written notice of any claim or demand made or suit instituted against the Indemnitee which may give rise to indemnification hereunder, provided that failure to provide such written notice shall not relieve the Indemnitor of its indemnification obligations hereunder, except to the extent of actual damage or prejudice to the Indemnitor directly resulting from the failure to provide such notice. The Indemnitor, at its sole expense, shall handle, resolve, settle or refer any and all claims, demands or suits resulting or arising from the performance by the Indemnitor of its obligations under or pursuant to this Agreement. The Indemnitor shall be liable for the reasonable fees and expenses of one counsel selected and employed by the Indemnitee in its sole discretion for any period during which the Indemnitor has not assumed the defense of any third-party claim, demand or suit (other than during any period in which the Indemnitee shall have failed to provide written notice of such third-party claims, demands or suits as provided above). The Parties agree to consult and cooperate in the handling, opposition, settlement or defense of such claims, demands or suits but the final claims, demands or suits handling authority rests with the Indemnitor and its insurers; provided however, that, without the prior written consent of the Indemnitee, the Indemnitor shall not consent to the entry of any judgment or enter into any settlement that (i) by its terms fails to discharge the Indemnitee from the full amount of liability in connection with such third-party claim, demand or suit, (ii) provides for injunctive or other non-monetary relief affecting the Indemnitee or (iii) does not include as an unconditional term thereof the release of the Indemnitee that are or may be the subject of such third-party claim, demand or suit from all liability with respect to such claim, demand or suit by each claimant or plaintiff. The Parties’ obligations under this Section 6.2 shall survive the expiration or termination of this Agreement.

(e) Each Party shall be responsible for all employee-related tax, levy, benefit, pension, withholding, accrual, payment, reporting, and other obligations of employers pursuant to Regulations or contractual obligations for its respective employees, including: (i) personal income, wage, earnings, occupation, social security, workers’ compensation, unemployment, sickness and disability insurance taxes; (ii) payroll levies; (iii) employee medical coverage benefit requirements; (iv) air transportation travel pass benefits; and (v) pension requirements, whether under ERISA, state law, or otherwise.

Section 6.3 - Insurance Coverage

(a) Chautauqua shall, at all times during the Term and, provided that US Airways pays in advance the additional cost of such coverage as a Pass Through Costs, for a “tail” period of one year after termination of this Agreement, maintain in full force and effect, policies of insurance of the types of coverage, and in the minimum amounts stated below with insurers reasonably satisfactory to US Airways, including coverage on all Aircraft from or upon which Chautauqua Services are to be provided pursuant to this Agreement. Unless otherwise specified, the minimum amounts of insurance coverage required under this Section shall be [*], combined single limit for all coverage required under this paragraph.

Type of Insurance Coverage	Minimum Amount of Insurance Coverage (U.S. Currency-Per Occurrence)
Comprehensive Airline Liability Insurance (including Premises)Liability Products and Completed Operation Liability Insurance
Bodily Injury Passengers and Non-Passengers	$[*] Each Occurrence /Aggregate
Personal Injury- Passengers	$[*] Each Occurrence /Aggregate
Personal Injury - Non-Passengers	$[*] Each Offense/Aggregate
Property Damage	$[*] Each Offense/Aggregate
Worker’s Compensation Insurance (Chautauqua’s Employees)	[*]
Employer’s Liability (Chautauqua’s Employees)	$[*]
“All Risk Hull and Aviation Hull War and Associated Perils (or equivalent) insurance on Aircraft performing Chautauqua Services hereunder	[*] or such lesser amount as may be consented to by US Airways

(b) US Airways may require Chautauqua to maintain amounts different from those set forth in paragraph (a) above, should US Airways reasonably deem such changes to be appropriate.

(c)  Chautauqua agrees, in addition, that all policies of insurance that it maintains pursuant to this Agreement (other than worker’s compensation insurance) shall:

(i) name all US Airways Indemnitees as additional assureds thereunder with respect to Chautauqua Claims for which Chautauqua is obligated to indemnify such US Airways Indemnitees hereunder;

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(ii) ensure that that all such policies are primary without right of contribution by any insurance carried by US Airways;
(iii) cover US Airways’ costs (including reasonable legal fees and expenses) of defending against any insured claims to the extent that such a defense is not otherwise provided to US Airways;

(iv) provide cross-liability and severability of interests clauses acceptable to US Airways, and a specific contractual liability insurance provision covering liability assumed by Chautauqua under this Agreement, and provide that US Airways shall have no responsibility for premiums, commissions, assessments or calls and the insurers issuing the policies shall waive their rights to any set-off or counter claim or any other deduction, whether by attachment or otherwise, in respect of any liability to or on behalf of US Airways with respect to such insurance required under this Section 6.3;

(v) provide that any waiver of rights of subrogation against other parties by Chautauqua shall not affect the coverage provided hereunder with respect to US Airways Indemnitees;

(vi) with respect to all services performed by the Parties pursuant to this Agreement, provide that Chautauqua’s underwriters shall waive any and all subrogation rights against all US Airways Indemnitees, except for claims based solely upon the gross negligence or willful misconduct of US Airways Indemnitiees; and

(vii) provide that US Airways shall be given written notice at least [*] or such lesser period as may from time to time be applicable in the case of any war risks and allied/associated hull coverage) in advance of any cancellation, termination or material modification of any coverage contemplated by this Section 6.3.

(d) With respect to Comprehensive Airline Liability and All Risk Hull and Aviation Hull War and Associated Perils policies described in Section 6.3(a) of this Agreement, a breach of warranty clause reasonably acceptable to US Airways must be provided by Chautauqua’s insurers.

(e) All aircraft hull insurance provided pursuant to this Section 6.3 shall be provided on an agreed value basis, and, except with the consent of US Airways, shall not be subject to more than the standard market deductibles as are agreed to in advance in writing by US Airways, and as certified by a recognized broker that in the event of loss, settled on the basis of a total loss, all losses shall be payable in full.

(f)  In the event that any of Chautauqua’s insurance policies under this Agreement are obtained directly from foreign underwriters, US Airways must be allowed to maintain against such foreign underwriters, a direct action in the United States upon said insurance policies and to provide for service of process to an attorney located within the United States, who maintains an office in Washington, D.C., or New York, New York.
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(g)  Upon the Effective Date, and from time to time thereafter upon request by US Airways, Chautauqua shall furnish to US Airways certificates of insurance satisfactory to US Airways endorsed to show the aforesaid insurance coverage, limits and endorsements. In addition to the certificates of insurance, Chautauqua’s insurance broker shall provide its written opinion that the policy or policies of insurance carried by Chautauqua are in full compliance with the requirements set forth herein and are in full force and effect. In the event of a change of broker by Chautauqua, Chautauqua will promptly notify US Airways of such new broker. Thereafter, such certificates shall be supplied to US Airways by such new broker.

In the event Chautauqua fails to maintain in full force and effect any of the insurance and endorsements described in this Section 6.3, US Airways shall have the right (but not the obligation) to procure and maintain such insurance or any part thereof. The cost of such insurance shall be for the account of Chautauqua and shall be payable by Chautauqua to US Airways upon demand by US Airways. The procurement of such insurance or any part thereof by US Airways does not discharge or excuse Chautauqua’s obligation to comply with the provisions of this Section 6.3. Chautauqua shall not cancel, terminate or materially alter, change or amend any of the policies required to be obtained and maintained under this Section 6.3 without the prior written consent of US Airways, unless such policy is replaced by another policy conforming to the requirements of this Section 6.3.

Section 6.4 - Cargo Liability Insurance

US Airways shall maintain cargo liability insurance coverage consistent with applicable law, in such types and amounts it deems appropriate in its sole discretion, for all air freight transported by Chautauqua under a US Airways airway bill as part of the Service.

ARTICLE 7 - TERM AND TERMINATION

Section 7.1 - Effective Date and Term

(a) The effectiveness of this Agreement shall be conditioned on and subject to the entry of a final order (the “Order”) of the Bankruptcy Court (a) authorizing and directing US Airways to assume the Agreement under Section 365 of the Bankruptcy Code, and (b) approving the terms of the Agreement and authorizing and directing US Airways to enter into and be bound by the Agreement. The Order shall provide that, except as provided herein, US Airways’ obligations under the Agreement shall be post-petition, administrative obligations of US Airways under Section 503 of the Bankruptcy Code. Notwithstanding the foregoing, in the event that (i) US Airways consummates a chapter 11 plan of reorganization in the Cases, including a liquidating chapter 11 plan, and neither it nor its successor under the plan continues to operate as an airline, and substantially all of US Airways’ flight operations are, therefore, discontinued, or (ii) US Airways’ Case is dismissed or converted to a case under chapter 7 of the Bankruptcy Code, or US Airways is otherwise liquidated, and as a result of such dismissal, conversion or liquidation, substantially all of US Airways’ flight operations are discontinued, US Airways may reject or terminate this Agreement by providing ten (10) business days prior written notice to Chautauqua and US Airways shall be deemed to have breached this Agreement as of the effective date of the notice (the “Breach Date”) and Chautauqua shall have, subject to objection as provided below: (x) administrative expense claims under sections 503 and 507 of the Bankruptcy Code for any obligations arising prior to the Breach Date with respect to this Agreement, and (y) general unsecured pre-petition claims under section 502(g) of the Bankruptcy Code for future damages resulting from such rejection or termination and for obligations that arise after the Breach Date with respect to this Agreement. In each case the amount of the respective claims shall be subject to the ordinary claims process, including the right of parties in interest to object to the amount (but only the amount) of such claims. In addition, Chautauqua agrees to refund to US Airways any amounts paid on account of services to be performed after the Breach Date within 5 business days after receipt of written demand from US Airways.

(b) The term of this Agreement with respect to Aircraft scheduled in the Service shall commence upon entry of the Order approving this Agreement and the assumption hereof by US Airways (the “Effective Date”) and shall continue until [*] except to the extent that the term with respect to one or more Aircraft is terminated on an earlier date pursuant to the provisions of this Article 7 (the “Termination Date,” and the period from the date of the Order until the expiration or termination of this Agreement pursuant to this Article 7, the “Term”).

Section 7.2 - Regulatory Changes

In the event of any change in the Regulations governing the provision of the Services to be provided pursuant to this Agreement that materially and adversely affects the economic value of this Agreement, taken as a whole, to either US Airways or Chautauqua, or both, then the Parties hereto shall consult within thirty (30) days after any of the occurrence of such Regulatory change in order to determine what, if any, changes to this Agreement are necessary or appropriate to preserve the essence of the Agreement. If the Parties hereto are unable to agree whether any change or changes to this Agreement are necessary and proper, or as to the terms of such change or changes, or whether this Agreement should be canceled in light of the occurrences as described above, and such failure to reach agreement continues for a period of thirty (30) days following the commencement of the consultations provided for by this Section 7.2, then this Agreement may be canceled by the Party materially and adversely affected by such Regulatory change upon providing the other Party a minimum of ninety (90) days written notice of such cancellation.

Section 7.3 - Termination for Cause by US Airways

US Airways may terminate this Agreement for cause, upon not less than ninety (90) days written notice to Chautauqua, or on such shorter notice as may be specified below, should any of the events set forth in subparts (a) through (h) of this Section 7.3 (each a “Termination Event”) occur during the Term, subject to Chautauqua’s rights to cure such Termination Event as set forth herein. After notice of termination is given, US Airways shall meet with Chautauqua for the purpose of resolving the Termination Event. Should such Termination Event not be cured or corrected within ninety (90) days after Chautauqua’s receipt of the notice of termination (or
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action diligently undertaken to cure or correct the Termination Event if cure or correction cannot be completed within ninety (90) days), then the termination shall be effective on the ninetieth day following delivery of such notice. If the Termination Event is cured or corrected (or all steps to remedy the situation were promptly taken if the cure or correction cannot be completed reasonably within ninety (90) days), the termination notice shall be deemed rescinded.
Each of the following events is a Termination Event:

(a) Chautauqua materially fails to perform or observe any material covenant or condition or agreement to be performed or observed by it hereunder, provided that if Chautauqua breaches any payment obligation, US Airways shall have the right to terminate this Agreement on ten (10) days’ prior written notice unless Chautauqua has cured such breach prior to the expiration of such period.

(b) For any six month period that commences on January 1 or July 1 of any calendar year, with the first such period commencing January 1, 2005 (a “Performance Measurement Period”), Chautauqua’s Controllable Completion Percentage (as defined in Section 8.2) is below [*] and no Performance Exception or Force Majeure Event has occurred.

(c) Chautauqua’s Controllable On-Time Departure Percentage (as defined in Section 8.2) is below [*] for any Performance Measurement Period and no Performance Exception or Force Majeure Event has occurred.

(d)  Chautauqua admits liability or is found liable for safety infractions (other than routine ministerial fines) by the Federal Aviation Administration which could reasonably be expected to lead to the suspension or revocation of Chautauqua’s operating certificate; provided that US Airways’ right to terminate this Agreement under this paragraph shall be stayed for so long as Chautauqua is negotiating in good faith with the FAA to return to compliance and maintain its operating certificate.

(e) In US Airways’ reasonable opinion, Chautauqua is not complying in any material respect with applicable safety and operational Regulations or with safety and safety related operational requirements imposed by US Airways pursuant to this Agreement.

(f) Chautauqua fails to comply with the applicable provisions of the “Jets for Jobs” protocol as ratified by US Airways ALPA in Letter of Agreement #91 to the US Airways - ALPA Collective Bargaining Agreement, or as subsequently amended, as and to the extent applicable to Chautauqua as provided in Section 2.10 hereof, provided that US Airways provides Chautauqua with any such amendments within fifteen (15) business days of execution, and further provided that Chautauqua shall not be required to use more than commercially reasonable efforts to comply with any such amendments.

(g) Chautauqua’s operating certificate is suspended or revoked.

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(h) In the event that (1) Republic or an Affiliate (as defined in the Investment Agreement) of Republic (the "170/190 Operator") shall have commenced the provision of flight services under the EMB 170/190 Jet Service Agreement and the EMB 170/190 Jet Service Agreement shall have been terminated by US Airways in accordance with the terms of such agreement or (2) the Investment Agreement shall have been terminated pursuant to Section 9.01(c)(i) (or any similar successor provision) or (3) the 170/190 Operator or Wexford shall have committed a Material Breach under the Slots/Gates Transaction Agreements (as defined in Section 7.5 (a) hereof) or the Aircraft Transaction Agreements (as defined in Section 7.5(a) hereof) resulting in either a failure to consummate the transactions contemplated by either the Slots/Gates Transaction Agreements or the Aircraft Transaction Agreements or a termination of the Specified Slots/Gates Transaction Agreements or the Specified Aircraft Transaction Agreements (as defined in Section 7.5 (a) hereof). A termination under this subsection (h) shall be effective at the time US Airways provides notice of termination to Chautauqua. “Material Breach” with respect to the 170/190 Operator or Wexford shall have the respective meanings set forth in the Slots/Gates Transaction Agreements and Aircraft Transaction Agreements, as applicable.

Section 7.4 - Other Termination Rights

(a) If US Airways does not exercise the Slots Option (as defined in the Recitals of this Agreement), US Airways shall have the one time right, upon sixty (60) days’ advance written notice to Chautauqua, to terminate up to five (5) Aircraft hereunder. Such written notice shall be delivered prior to the effective date of the Plan (after which date such right shall expire) and shall specify the termination dates for each Aircraft so terminated.

(b) If US Airways does exercise the Slots Option, US Airways shall have the right to terminate five (5) Aircraft hereunder. One (1) Aircraft may be terminated on the date that is the later of (x) the date each fifth Additional Aircraft (as defined in the Recitals of this Agreement), collectively, is placed into service under the EMB-170/EMB-19 Jet Service Agreement or (y) the applicable date for such termination rights set forth in Exhibit 7.4 attached hereto.

(c) If US Airways exercises its option to cause Republic to acquire the Growth Aircraft (as defined in the Recitals of this Agreement) and such Growth Aircraft are actually placed into service under the EMB-170/EMB-190 Jet Service Agreement, US Airways shall have the right, to terminate two (2) Aircraft hereunder for every five (5) Growth Aircraft placed in service under the EMB-170/EMB-190 Jet Service Agreement. For each such group of five (5) Growth Aircraft, one (1) Aircraft may be terminated on the date that is the later of (i) the date that the third Growth Aircraft in such group is placed into service under the EMB-170/EMB-190 Jet Service Agreement, and (ii) the applicable date set forth in Exhibit 7.4 attached hereto, and one (1) Aircraft may be terminated on the date that is the later of (iii) the date that the fifth such Growth Aircraft is placed in service under the EMB-170/EMB-190 Jet Service Agreement and (iv) the applicable date set forth in Exhibit 7.4 attached hereto.

(d) If (i) the Company exercises its option to require the Investor to purchase New Common Stock under Section 2.01 of the Investment Agreement and in connection therewith, exercises the Slot Option, to be consummated upon the Investor’s purchase of the New Common Stock, (ii) the Investor has not consummated the purchase of New Common Stock other than as a result of a failure of a condition to be satisfied or waived by the Investor under Section 8.01 of the Investment Agreement (other than the condition that the Investor shall have approved the Initial Business Plan and any Amended Business Plan, or the condition that Group shall have consummated the Slot Option, to the extent that such failure to consummate the Slot Option results from the Investor’s election not to consummate the purchase of the New Common Stock), (iii) the sale of New Common Stock is completed with a third party investor in connection with the consummation of the Plan on terms and conditions substantially identical, in all material respects, or on terms more favorable to the investor to those contained in the Investment Agreement and, if more favorable, that were offered to the Investor under Section 6.09(c) of the Investment Agreement and that the Investor declined to accept, and (iv) the Slot Option is not and has not been consummated with the Investor, then US Airways shall have the one time right to terminate up to ten (10) additional Aircraft, subject to six (6) month’s prior written notice to Chautauqua, which notice shall specify the number of aircraft to be terminated and the dates of such terminations, and upon US Airways’ exercise of such aircraft termination right, US Airways shall have no further right to exercise or consummate the Slot Option.

(e) At any time until such time as US Airways no longer has the right to terminate any Aircraft under Sections 7.4(a), (b), (c) or (d), Chautauqua shall have the right to deliver to US Airways written notice (a “Preliminary Chautauqua Termination Notice”) that it desires to terminate up to an aggregate number of Aircraft that does not exceed fifteen (15) less any Aircraft that have been previously terminated under Sections 7.4(a), (b), (c) or (d) or this Section 7.4(e). Within 10 Business Days after receipt of a Preliminary Chautauqua Termination Notice, US Airways shall have the right to notify Chautauqua as to whether it accepts or rejects (which acceptance or rejection may be as to all, some or none of the Aircraft designated for termination in such Preliminary Chautauqua Termination Notice) such Preliminary Chautauqua Termination Notice. The failure of US Airways to deliver such notification within such 10 Business Day period shall be deemed an acceptance of Chautauqua’s Preliminary Chautauqua Termination Notice. In the event US Airways gives timely written notice to Chautauqua that it rejects Chautauqua’s Preliminary Chautauqua Termination Notice as to any or all of the Aircraft designated for termination, then the total number of Aircraft that US Airways may terminate under Section 7.4(a), (b), (c) or (d) shall be reduced by the number of Aircraft so rejected by US Airways (it being understood and agreed that the Aircraft shall be reduced in the chronological order in which they are then eligible for termination under any of Section 7.4(a), (b), (c) or (d)). In the event US Airways accepts (or is deemed to accept) Chautauqua’s Preliminary Chautauqua Termination Notice, then Chautauqua shall have the right to give US Airways a further written notice (a “Final Chautauqua Termination Notice”), within not more than sixty (60) days from the date of acceptance or deemed acceptance of the Preliminary Chautauqua Termination Notice, specifying the date(s) on which some or all of the Aircraft designated for termination in the Preliminary Chautauqua Termination Notice will be removed from Service under this Agreement, and the number of such Aircraft to be removed on each such date, provided, however, that the removal of the first of such Aircraft shall commence no earlier than sixty (60) days, and no later than one hundred twenty (120) days, from the date of the Final Chautauqua Termination Notice, and this Agreement shall terminate as to each such Aircraft on the date of removal of such Aircraft from the Service. If Chautauqua does not give such Final Chautauqua Termination Notice within the required sixty (60) day period, then Chautauqua may not terminate the Aircraft subject to the Preliminary Chautauqua Termination Notice unless it again complies with the provisions of this Section 7.4(e). In the event Chautauqua issues a timely Final Chautauqua Termination Notice, then the total number of aircraft that US Airways may terminate under Section 7.4(a), (b), (c) or (d) shall be reduced by the number of Aircraft specified in such Final Chautauqua Termination Notice (it being understood and agreed that the Aircraft shall be reduced in the chronological order in which they are then eligible for termination under any of Section 7.4(a), (b), (c) or (d)). In the event that Chautauqua exercises its right under this Section 7.4(e), US Airways will not be required to terminate more than two (2) Aircraft in any thirty (30) day period.

(f) US Airways shall not have the right to terminate any Aircraft pursuant to sub-clauses (b) and (c) of this Section 7.4 if and for so long as US Airways is then flying regional jet aircraft directly or indirectly owned or operated by any regional jet provider flying as “US Airways Express” other than (x) Air Wisconsin Airlines Corporation (“Air Wisconsin”), under that certain Air Wisconsin Jet Service Agreement, effective as of February 28, 2005, between US Airways and Air Wisconsin (but only with respect to up to 70 regional jets or such lesser number as Air Wisconsin irrevocably commits to operate for US Airways prior to the Effective Date), or (y) any other such regional jet provider flying 50 seat regional jet aircraft that has made an equity investment in US Airways which equates to at least $3.57 million in each aircraft in such regional jet provider’s fleet then flying for US Airways; provided, however, that with respect to any such other regional jet provider, at such time as US Airways has reduced the size of such other regional jet provider’s 50 seat regional jet aircraft fleet being operated by US Airways to a point where such other regional jet provider’s investment in US Airways equates to at least $3.57 million per aircraft, then US Airways may thereafter terminate Aircraft pursuant to sub-clauses (b) and (c) of this Section 7.4 in proportion to the rate at which US Airways terminates the remaining 50 seat regional jet aircraft fleet of such other regional jet provider.

(g) Notwithstanding anything in this Section 7.4 or Schedule 7.4 to the contrary, (i) in no event may US Airways terminate, in the aggregate, more than two (2) Aircraft in any thirty (30) day period and (ii) Chautauqua will have the right to designate the specific Aircraft to be terminated by either party.

(h) All capitalized terms used in this Section 7.4, but not defined in this Agreement, shall have the meanings set forth in the Investment Agreement.

Section 7.5 - Termination by Chautauqua

(a) Chautauqua may terminate this Agreement for cause, upon the occurrence of any of the following events:

(i) upon written notice to US Airways, if US Airways fails to perform any payment obligation to be performed or observed by it hereunder, provided that the failure by US Airways to make a payment under Section 5.3(a) hereof or any other payment or payments in excess of [*] in the aggregate shall require [*] days written notice, and that the failure by US Airways to make any other payment shall require [*] days written
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notice, and further provided that in the event of a bona fide dispute as to an amount due, the parties will engage in good faith efforts to resolve such dispute in not less than [*] days and Chautauqua shall not deliver such notice based upon US Airways’ failure to pay such amount subject to bona fide dispute (but only such amount), if within such [*] day period (x) the parties agree on the amount due and payable and US Airways pays such amount to Chautauqua, or (y) US Airways escrows any amount that remains subject to bona fide dispute with a third party escrow agent pursuant to an escrow agreement reasonably satisfactory to Chautauqua, and the parties seek an expedited resolution of such dispute pursuant to Section 14.2 hereof, without requirement that the parties comply with the provisions of Section 14.1 hereof;

(ii) upon not less than ninety (90) days written notice to US Airways, if US Airways materially fails to perform or observe any other material covenant or condition or agreement to be performed or observed by it hereunder, subject to US Airways’ rights to cure such breach as set forth herein;

(iii)  upon written notice in the event that (1) the 170/190 Operator shall have commenced the provision of flight services under the EMB 170/190 Jet Service Agreement and the EMB 170/190 Jet Service Agreement shall have been terminated by the 170/190 Operator in accordance with the terms of such agreement, or (2) US Airways shall have exercised the Slot Option and either (A) the 170/190 Operator shall have terminated the Specified Slot/Gates Transaction Agreements (as defined in Section 7.5(a)(iv) below) as a result of a Material Breach (as defined in Section 7.5(a)(iv) below) by US Airways, or (B) the 170/190 Operator shall have terminated the Specified Aircraft Transaction Agreements (as defined in Section 7.5(a)(iv) below) as a result of a Material Breach by US Airways, provided that a termination under this subsection (iii) shall be effective at the later of (y) the date of such notice, and (z) the date of such termination of the EMB 170/190 Jet Service Agreement, the Specified Slots/Gates Transaction Agreements or the Specified Aircraft Transaction Agreements, as the case may be; and

(iv)  For purposes of Section 7.3(h) and subsection (iii) of this Section 7.5(a), (1) the Slots/Gates Transaction Agreements shall mean those agreements to which US Airways or an affiliate is a party relating to the Slot Option, the Gates Option, the Slots License, the Repurchase Option (as defined in the Investment Agreement) and the other transactions related thereto, (2) the Aircraft Transaction Agreements shall mean those agreements to which US Airways or an affiliate is a party relating to the Republic Aircraft Transaction, including without limitation, purchase of the Owned Aircraft, the Owned Aircraft Leaseback, the assignment of leases relating to the Leased Aircraft (as defined in the Investment Agreement) and the other transactions related thereto, (3) Material Breach with respect to US Airways shall have the meaning provided in the Slots/Gates Transaction Agreements or Aircraft Transaction Agreements, as the case may be, (4) Material Breach with respect to the 170/190 Operator or Wexford shall have the

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* Confidential

meaning provided in such Slots/Gates Transaction Agreements or Aircraft Transaction Agreements, as the case may be, (5) Specified Slot/Gates Transaction Agreements shall have the meaning provided in the Slots/Gates Transaction Agreements, and (6) Specified Aircraft Transaction Agreements shall have the meaning provided in the Aircraft Transaction Agreements.

(b) After notice of termination is given, US Airways shall meet with Chautauqua for the purpose of resolving the breach. Should such breach not be cured or corrected prior to the effective date of such notice, or action diligently undertaken to cure or correct the breach if cure or correction cannot be completed prior to such effective date, then the termination shall be effective on the date specified in the notice of termination. If the breach is cured or corrected in a timely manner (or all steps to remedy the situation were timely taken), the notice of termination shall be deemed rescinded.

ARTICLE 8 - PERFORMANCE ADJUSTMENTS

Section 8.1 - [Intentionally Omitted]

Section 8.2 - Performance Plan Metrics

Chautauqua’s operating performance for the fleet of Aircraft in the Service under this Agreement shall be tracked by US Airways each day based upon the following metrics:

(a) Controllable Fleet Launch:“Controllable Fleet Launch Percentage” is defined as the percentage of the Aircraft fleet departing from the gate within [*] minutes of the scheduled departure time on its first flight of the day, excluding [*].

(b) Controllable On Time Departure Percentage:“Controllable On-Time Departure Percentage” is defined as the percentage of Aircraft departures completed within [*] minutes of its scheduled departure time, excluding [*]. Any departure delay greater than [*] shall be considered a cancellation for purposes of calculating Controllable On-Time Departure Percentage, and a “departure” will not be deemed to have occurred if a flight returns to the gate without leaving the air field.

(c) Controllable Completion Percentage:“Controllable Completion Percentage” is defined as the percentage of scheduled Aircraft departures completed[*].

Within [*] days after the end of each calendar month during the Term, US Airways shall compute the metrics defined above and provide to Chautauqua a summary statement showing the operating performance of Chautauqua.

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* Confidential

Section 8.3 - Performance Plan Penalties and Incentives

(a) Performance Penalties. Upon the occurrence and continuance of [*] or more of the following events for a period of [*] or more consecutive calendar months during the Term in which Chautauqua operates twenty-five (25) or more Aircraft in the Service, and no Performance Exception or Force Majeure Event has occurred for any such month, then Chautauqua shall pay to US Airways [*] each calendar month during such period:

  (i)  Chautauqua’s Controllable Fleet Launch Percentage is less than [*];
(ii) Chautauqua’s Controllable On-Time Departure Percentage is less than [*];
(iii)  Chautauqua’s Controllable Completion Percentage is less than [*].
(b) Performance Incentives. Upon the occurrence and continuance of [*] of the following events for any period of two consecutive calendar months during the Term, then US Airways shall pay to Chautauqua [*] for each calendar month during such period:

(i)  Chautauqua’s Controllable Fleet Launch Percentage is greater than [*];
(ii) Chautauqua’s Controllable On-Time Departure Percentage is greater than [*];
(iii)  Chautauqua’s Controllable Completion Percentage is greater than [*].

Section 8.4 - Performance Exceptions

A “Performance Exception” with respect to the failure on the part of Chautauqua to achieve the performance metrics of Controllable Fleet Launch Percentage, Controllable On-Time Departure Percentage and Controllable Completion Percentage as defined in Section 8.3(a) and 8.3(b) shall be deemed to have occurred if any of the following conditions are met:

(a) Chautauqua’s performance, [*].

(b) The failure to achieve the performance metric is directly attributable to [*], Chautauqua shall promptly notify US Airways in writing of such event and each party shall promptly take steps to coordinate a commercially reasonable cure for such event. If US Airways receives written notice of an event within its control to correct, US Airways shall promptly provide written notice to Chautauqua of the date by which such event is expected to be cured and shall adjust Chautauqua’s affected performance metrics to the extent affected by such event during the period prior to such cure taking effect.

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* Confidential

ARTICLE 9 - SERVICE MARK LICENSE FOR SERVICES PROVIDED PURSUANT TO THIS AGREEMENT

Section 9.1 - Grant of License

US Airways hereby grants to Chautauqua a nonexclusive, nontransferable license to use such US Airways Servicemarks as US Airways designates from time-to-time in connection with the services to be rendered by Chautauqua under this Agreement; provided, however, that at any time during the term of this Agreement, at US Airways sole discretion, US Airways may alter, amend or revoke the license hereby granted. US Airways may require, at US Airways’ expense, Chautauqua’s use of any new or different US Airways Servicemarks in conjunction with the air transportation services provided hereunder as US Airways may determine in the exercise of its sole discretion and judgment.

Section 9.2 - Terms and Conditions Governing Trademark License

(a) Chautauqua acknowledges that its use of the US Airways Servicemarks creates in Chautauqua no rights in those marks and that all use of the US Airways Servicemarks by Chautauqua inures to the benefit of US Airways.

Chautauqua recognizes that US Airways has over the years built up a reputation as a provider of the highest quality services and that US Airways’ reputation and goodwill associated with the US Airways Servicemarks extend throughout the United States and internationally. Use of the US Airways Servicemarks by Chautauqua and the Services provided by Chautauqua shall conform in manner and style with quality standards specified by US Airways, so long as such quality standards are not inconsistent with standard industry practice for regional jet carriers, are consistent with those prescribed for other carriers operating under US Airways Servicemarks, comply with all Regulations, and are consistent with this Agreement.

(b) Chautauqua agrees that, in providing the Services it shall not advertise or make use of the US Airways Servicemarks without the prior written approval of US Airways. US Airways shall have absolute discretion to withhold its consent concerning any and all such advertising and use of the US Airways Servicemarks in advertising by Chautauqua. In the event US Airways approves the use of such US Airways Servicemarks in any advertising, such advertising shall identify US Airways as the owner of such servicemarks, and conform with any additional requirements specified by US Airways.

(c) To the extent that Chautauqua is licensed to use the US Airways Servicemarks, such Servicemarks shall only be used in conjunction with the Services and may not be used in connection with any other businesses or activities of Chautauqua or any other entity.

(d) Nothing in this Agreement shall be construed to give Chautauqua the exclusive right to use the US Airways Servicemarks, or to abridge US Airways’ right to use and/or license its Servicemarks, and US Airways hereby reserves the right to continue use of the US Airways Servicemarks and to license such other uses of said Servicemarks as US Airways may desire.

(e) No term or provision of this Agreement shall be construed to preclude the use of the Servicemarks “US Airways Express” or the aircraft exterior color decor and patterns by other individuals or entities not covered by this Agreement.

(f) Upon the cancellation or termination of this Agreement, the license and use of the US Airways Servicemarks by Chautauqua shall cease, and Chautauqua shall not be permitted to use such Servicemarks thereafter, except as may be appropriate in any phase-out of service of this Agreement as determined by US Airways in US Airways’ sole discretion.

ARTICLE 10 - FORCE MAJEURE

Section 10.1 - Force Majeure

Notwithstanding anything to the contrary herein contained, neither party shall be liable to the other for loss, injury, damage or failure to perform under this Agreement caused by any of the following; provided that such events are beyond the reasonable control of such party (such events are referred to herein as “Force Majeure Events”): acts of God; acts of terrorism; governmental sanctions; war; strikes; labor disputes (whether causing such loss, injury, damage or failure to perform directly or indirectly); work stoppage; natural disaster, earthquake, fire, flood, or other weather-related reason; subject to each party’s obligation to use its commercially reasonable efforts to obtain and maintain the governmental authorizations, licenses, approvals, registrations and filings required under Regulations in order to execute or perform its obligations under this Agreement, failure or refusal on the part of any government or governmental agency to grant or issue necessary approvals or authorizations or the revocation of any such approvals; mechanical difficulties with, or damage to or destruction of, flight equipment; grounding of a substantial number the Aircraft by any governmental agency; revocation of such party’s operating certificate; activation of the U.S. Civil Reserve Air Fleet; or other acts of government or any other cause which is beyond the reasonable control of such party and which shall materially disrupt, delay, suspend, limit, curtail or prevent performance of such Party’s obligations under this Agreement; provided, however, that Force Majeure Events shall not excuse the obligations of the Parties under Article 5 or Article 6 of this Agreement.

Section 10.2 - Resumption of Service

The party prevented from complying with its obligations hereunder as a result of a Force Majeure Event shall promptly notify the other party thereof and, at the request of the other Party, the Parties shall make all reasonable efforts to meet within 48 hours of receipt of such notice by the other Party to discuss the circumstances and potential solutions to such Force Majeure Event, including mitigation of such Force Majeure Event. If either Party relies on the occurrence of a Force Majeure Event as a basis for being excused from performance of its obligations hereunder, the Party relying on the Force Majeure Event shall: (i) provide an estimate of the expected duration of the Force Majeure Event and its probable impact on the performance of such Party’s obligations under this Agreement, (ii) exercise commercially reasonable efforts to continue to perform its obligations under this Agreement, (iii) promptly use commercially reasonable efforts to correct or cure the Force Majeure Event and mitigate any damages related thereto and (iv) provide prompt notice to the other Party of the cessation, if any, of the Force Majeure Event.

ARTICLE 11 - NOTICES

Except where specified elsewhere in this Agreement, any and all notices, approvals or demands required or permitted to be given by the Parties hereto (a) shall be effective upon receipt, (b) shall be made in writing and (c) may be sent by certified mail, postage prepaid, overnight courier, hand delivery, facsimile or electronic mail. When sent by mail, such notices shall also be sent by facsimile and by electronic mail. Notices to US Airways shall be addressed to:

US Airways, Inc.:	Chautauqua Airlines, Inc.:

N. Bruce Ashby	Bryan Bedford
EVP, Marketing & Planning	Chief Executive Officer

US Airways, Inc.	Chautauqua Airlines Inc.
2345 Crystal Drive	8909 Purdue Road, Suite 300
Arlington, VA 22227	Indianapolis, IN 46268
Email: bruce.ashby@usairways.com
Telephone: 703- 872-5635	Telephone: (317) _484-6047
Facsimile: 703-872-6929	Facsimile: (317) _484-6060

with copies delivered at the same address	with copies delivered to:
to the attention of:	Arthur Amron
Lee McElrath	Principal and General Counsel
US Airways Express,	WExford Capital LLC
Managing Director Finance	411 West Purnam Avenue
Telephone 703-872-5192	Greenwick, CT 06830
Facsimile: 703-872-6929	Telephone 203-862-7012
Facsimile: 203-862-7312
Elizabeth K. Lanier
EVP, General Counsel
US Airways, Inc.
Email: liz_lanier@usairways.com
Telephone: 703-872-6424
Facsimile: 703-872-5208

ARTICLE 12 - MISCELLANEOUS

Section 12.1 - Entire Agreement/Amendments/Counterparts

This Agreement constitutes the entire agreement between the parties hereto. This Agreement may be amended only in writing, executed by a duly authorized representative of each party. This Agreement may be executed by the Parties hereto in one or more separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 12.2 - Headings

The division of this Agreement into Articles, Sections and subsections are for convenience of reference only and shall not affect the construction or interpretation hereof.

Section 12.3 - Severability

Any provision of this Agreement which may be determined by a court of competent jurisdiction to be invalid or unenforceable in such jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable any remaining terms and provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The Parties shall negotiate in good faith to replace such provision with an appropriate legal provision. To the extent permitted by Regulations, the Parties hereto hereby waive any provision thereof that renders any term or provision hereof invalid or unenforceable in any respect.

Section 12.4 - Waiver

Except as otherwise specifically provided in this Agreement, a waiver by either party of any breach of any provision of this Agreement by the other party, or either party’s election not to exercise any remedy or enforce any right under this Agreement, shall not be deemed a waiver of any subsequent breach or of any right to exercise any remedy or enforce any right in the future under this Agreement, and all provisions of this Agreement shall remain in full force and effect.

Section 12.5 - Assignments

The Parties agree that this Agreement and the rights and obligations established hereunder, may not be assigned, in whole or in part, without the prior written consent of the other, where such consent shall not be unreasonably withheld, except as follows:

(a) US Airways may assign its rights and delegate its obligations hereunder, without any prior approval of Chautauqua, to US Airways Group, Inc., or any subsidiary or affiliate of that company, or any successor through merger, sale of substantially all of its assets, or by operation of law.

(b) Chautauqua may assign its rights and delegate its obligations hereunder, without any prior approval of US Airways, (i) to any certificated air carrier owned or controlled by Republic or Wexford, or (ii) to any certificated air carrier that is a subsidiary or affiliate of Chautauqua, Republic or Wexford. Any such assignment by Chautauqua shall be to an entity in compliance with US Airways “Jets for Jobs” protocol as ratified by US Airways ALPA in Letter of Agreement #91 to the US Airways - ALPA Collective Bargaining Agreement, or as further amended before the date of such assignment, provided that neither Chautauqua nor any such assignee shall not be required to exert other than its commercially reasonable efforts to comply with any such further amendments. The parties recognize that US Airways is obligated to pay as a Pass Through Cost any additional cost incurred as a result of such compliance. Notwithstanding any such assignment, the Parties agree that they shall remain responsible for their financial obligations under this Agreement.

Section 12.6 -  Governing Law / Jury Trial Waiver

This Agreement shall be governed by, construed and enforced in accordance with the laws of the United States and the State of New York, as though the entire contract were made and to be performed in New York and without regard to New York’s conflict of laws, rules, or statutes. The Parties further agree that they consent to the exclusive jurisdiction of the Courts of New York or the federal courts located within the State of New York and waive any objection to jurisdiction, including any objection based on forum non conveniens. The Parties further agree to waive any right to trial by jury in any action or proceeding relating to this Agreement or seeking to enforce any rights under this Agreement.

Section 12.7 - No Franchise

Nothing is this Agreement is intended to imply or confer upon the arrangements contemplated hereunder, any status as a “franchise” as recognized under any state law. Accordingly, no franchiser-franchisee relationship exists between US Airways and Chautauqua as a result of this Agreement.

Section 12.8 - Additional US Airways Rights

US Airways shall have the right, on ninety (90) days prior written notice, to provide Aircraft Hull and Liability Insurance at the levels specified in Section 6.3 hereof and on terms otherwise reasonably acceptable to Chautauqua, its lenders and aircraft lessors instead of paying Chautauqua for such coverage.

ARTICLE 13 - CONFIDENTIALITY

Section 13.1 - Confidentiality of Agreement

The Parties agree that the terms of this Agreement and any other Confidential Information (as defined in Section 13.2 hereof) furnished hereunder shall be treated as confidential and shall not be disclosed to any other person or entity without the express written consent of the other party; provided that each party may, without the consent of the other party, disclose Confidential Information as expressly permitted below:

(a) to directors, officers, employees, permitted assigns and agents of each party and their respective Affiliates (as defined in Section 13.4 or 13.5 hereof); or

(b) to prospective financial institutions for the purposes of providing financing of Aircraft; or

(c) to subcontractors, auditors, accountants or legal and financial advisors of such party and its Affiliates; or

(d) to such other parties as may be required by any Regulations, by subpoena or by any other legal process, including in connection with any SEC or other regulatory filing by the Parties or their affiliates, including the filing of an S-1 registration statement and any related documents; or

(e) to any Regulatory Authority in connection with Chautauqua’s certification process, including representatives of the DOT and FAA if requested by any such parties; or

(f) to prospective financial investors conducting due diligence with respect to the business and operations of US Airways in connection with the Bankruptcy Proceeding.

In the event that a disclosure becomes necessary, as provided in this sub-clause (d) or (e) of this Section 13.1, each party shall consult and cooperate with the other party to limit (to the extent permissible) the scope and form of such disclosure. In the event of such disclosure required by law, only those portions of this Agreement required to be disclosed shall be released. The disclosing party shall make good faith efforts to minimize the portions to be disclosed and shall seek confidential treatment by the receiving party or agency or any portions disclosed. In the event of one party being served a subpoena or discovery request, prior to responding to the subpoena or request, the party served shall notify the other party, so that the other party shall have an opportunity to contest, if it chooses to do so, the disclosure of the content of this Agreement.

Section 13.2 - Confidential Information

“Confidential Information” means all restricted information having business value, regardless of the form in which it exists, including, without limitation, the terms of this Agreement, written documents, oral communications, recordings, videos, software, databases, business plans, and electronic/magnetic media, provided to or observed by either Party pursuant to this Agreement, including information owned or provided by either Party to the other Party, except otherwise as expressly provided in Section 13.3 hereof. Each Party agrees that it shall maintain all Confidential Information in confidence using the same degree of care with respect to such Confidential Information as it uses in protecting its own proprietary information, and each Party shall use it solely for purposes of its own business operations in accordance with the terms hereof. Such Confidential Information shall be distributed within each Party’s company only to personnel with a need to know such information for permitted purposes or in compliance with a court order or statutory or regulatory requirements; provided, however, that prior to any such latter disclosure, the Party shall inform all such persons of the confidential nature of the information, and that it is subject to this non-disclosure obligation, and shall further instruct such persons to treat such information confidentially. The Parties expressly acknowledge and agree that the terms and conditions of this Agreement and any reports, invoices, or other communications between US Airways and Chautauqua given hereunder or in connection herewith constitute Confidential Information of both Parties.

Section 13.3 - Exclusions from Confidential Information

Notwithstanding the foregoing, Confidential Information shall not be considered confidential and each party and their respective Affiliates may disclose any item of Confidential Information without restriction in any of the following circumstances if such item:

(a) is publicly available (either to the general public or to any relevant trade or industry) prior to either Party’s receipt of it from the other Party hereto;

(b) is thereafter made publicly available (either to the general public or to any relevant trade or industry) by another Party hereto or by a third party which is entitled to make such item publicly available;

(c) becomes available to either Party hereto on a non-confidential basis from a source which has represented to such Party that such source is entitled to disclose it; or

(d) was known to either Party hereto on a non-confidential basis prior to its disclosure to such party by another Party hereto. The provisions of this Article 13 shall survive any termination of this Agreement for a period of three (3) years.

Section 13.4 - Information Shared with US Airways Group, Inc.

Notwithstanding anything to the contrary herein, Chautauqua acknowledges and agrees that any Confidential Information shared or given to US Airways pursuant to this Agreement may be shared by US Airways on a confidential basis with US Airways Group, Inc., and US Airways Affiliates, where US Airways Affiliates is defined as subsidiaries of US Airways Group, Inc., each of which shall be deemed an “Affiliate” of US Airways for purposes of this Article 13.

Section 13.5 - Information Shared with Wexford and Republic

Notwithstanding anything to the contrary herein, US Airways acknowledges and agrees that any Confidential Information shared or given to Chautauqua pursuant to this Agreement may be shared by Chautauqua on a confidential basis with Wexford and Republic and entities that are wholly owned or controlled, directly or indirectly, by Wexford or Republic, each of which shall be deemed an “Affiliate” of Chautauqua for the purposes of this Article 13.

Section 13.6 - Return of Documents

(a) Upon the reasonable request of either Party, each party shall immediately return to the other Party, at its own expense, all documents of the requesting Party and all copies of such documents in its possession or under the control either directly or indirectly of its agents. Each Party acknowledges and agrees that the other Party shall have the right to exercise this right as many times as it deems necessary throughout the term of this Agreement.

(b) Upon termination of this Agreement, with or without cause and for any reason, each Party shall, within ninety (90) days of such termination, either deliver to the other Party, or destroy, all of such other Party’s Confidential Information (including copies thereof encoded or stored on magnetic or other electronic media or processors; provided, however, that neither Party shall be required to purge or destroy any Confidential Information for so long as such Confidential Information is reasonably necessary in connection with the resolution of any disputes which may have at the time arisen pursuant to the terms of this Agreement; provided, further, that any Confidential Information not purged or destroyed pursuant to the preceding proviso shall be purged or destroyed as soon as it is no longer reasonably necessary for resolution of disputes.

Section 13.7 - Remedies

Each party acknowledges and agrees that the Party disclosing Confidential Information under this Agreement shall have no adequate remedy at law if there is a breach or threatened breach of this Article 13 and accordingly, that the disclosing Party shall be entitled to an injunction or other equitable or preventative relief against the other Party or its representatives for such breach or threatened breach. Nothing herein shall be construed as a waiver of any other legal or equitable remedies which may be available to the disclosing Party in the event of a breach or threatened breach of this Article 13 and the disclosing Party may pursue any other such remedy, including the recovery of damages.

Section 13.8 - Survival

The confidentiality obligations of the Parties contained in this Article 13 shall survive the termination of this Agreement.

ARTICLE 14 - DISPUTE RESOLUTION

Section 14.1 - Certain Disputes

The Parties shall attempt to resolve any dispute, difference, controversy or claim arising out of or relating to this Agreement through mutual negotiations, consultation and discussions for a period of thirty (30) days.

Section 14.2 - Dispute Resolution Proceedings

In the event that the Parties are unable to settle their differences or disputes which may arise between them under Section 14.1, above, then either Party may submit such dispute (“Dispute”) for binding arbitration with the following conditions:

(a)  the proceeding shall be held before a panel of three arbitrators where each Party shall choose one arbitrator and the third shall be selected jointly by the two appointed arbitrators and, where such agreement cannot be reached, by appointment of the Administrator of the American Arbitration Association or his or her designee;

(b) except as modified by this Article, the Arbitration Rules of the American Arbitration Association shall govern the arbitration;

(c) the proceeding shall be conducted in the State of New York;

(d) the law of the United States and the State of New York shall be applied without regard to New York conflict of laws statutes;

(e) the proceeding shall be closed except to the Parties, their attorneys, representatives, witnesses and experts, all of whom must agree to maintain the confidentiality of the dispute;

(f) the existence, proceeding and resolution of the Dispute shall be kept confidential by the Parties and shall only be disclosed as permitted by Article 13;

(g)  the arbitration shall be binding upon the parties unless mutually agreed otherwise in writing; and

(h) each Party shall be responsible for its own costs and expenses incurred as a result of, or in connection with the arbitration, including the costs, fees, and expenses of its own representatives and designated arbitrator, in the proceeding, except that the costs of the third arbitrator shall be shared jointly by the Parties.

IN WITNESS WHEREOF, US Airways and Chautauqua have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

CHAUTAUQUA AIRLINES, INC.                                                US AIRWAYS, INC.

/s/ Bryan Bedford	/s/ Bruce Ashby

By: Bryan Bedford Title: Chief Executive Officer	By: Bruce Ashby Title: Executive Vice President - Marketing & Planning

Exhibit 2.2 - Schedule Requirements

The weekly schedules for the Aircraft specified by US Airways must meet the following minimum and maximum schedule parameters.
	Minimum	Maximum
Scheduled Block Hours per Aircraft per Day	[*]	[*]
Scheduled Departures per Aircraft per Day	[*]	[*]
Available Seat Miles per Aircraft per Day	[*]	[*]

Note: the above minimum and maximum schedule parameters apply only to those Aircraft scheduled in revenue service, not to spare aircraft.

US Airways shall meet the following criteria in devising the schedule:

1. Aircraft Turn Times
For operations at US Airways designated hubs (for purposes of this Agreement only, Pittsburgh, Boston, Washington-National, New York LaGuardia, Charlotte, Philadelphia, and Dulles and any other hubs that US Airways may establish) the minimum turn time (defined as the time from Aircraft blocking to Aircraft unblocking) shall be [*] minutes. For operations at a non US Airways hub, the minimum turn time shall be [*] minutes.

2. Aircraft Maintenance Requirements
[*] of the Aircraft (rounded up to the nearest whole number) shall be scheduled for a minimum of [*] hours of overnight maintenance per Aircraft for [*] days per week. The Parties will agree to a reasonable number of Aircraft that shall be scheduled for [*] hours of continuous maintenance time per Aircraft each week beginning on Saturday afternoon.

3.  Maintenance Base Operations

US Airways will provide at all times during the term of this Agreement a schedule of regional jet departures, including frequencies and overnight turnarounds, that operate on behalf of US Airways from Columbus, Ohio (CMH), Indianapolis, Indiana (IND) and Louisville, Kentucky (SDF) to all other US Airways service points sufficient to support required maintenance activity for the Aircraft at Chautauqua’s primary maintenance based in CMH, IND and SDF.

4. Maintenance Base
The schedule will allow for the establishment by Chautauqua of primary maintenance bases in IND, CMH and SDF.

5. Crew Overnights
The schedule shall allow for [*] of crews in outstations and shall not require Chautauqua to schedule [*]. Any additional costs associated with continuous duty overnights or high-speed overnights shall be for the account of US Airways and shall be invoiced separately by Chautauqua as a Pass Through Cost.
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* Confidential

6. Crew Bases
The schedule shall allow for the operation by Chautauqua of the following crew bases: [*].

7. Hub Arrivals/Departures
At least [*] of the scheduled flights will arrive at or depart from a hub or from SDF, IND or CMH.

7. Consent to Schedule Changes
To the extent that US Airways’ schedule falls outside of the criteria set forth herein, US Airways shall request Chautauqua to consent to such schedule and Chautauqua shall not unreasonably withhold such consent provided that the schedule being requested shall not impose additional costs upon Chautauqua and/or make Chautauqua’s compliance with its performance requirements more difficult, further provided that US Airways shall have the right to reimburse Chautauqua for such additional costs and/or adjust the performance criteria so that the immediately proceeding proviso shall no longer be applicable to the schedule request in question.

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* Confidential

Exhibit 2.7 - DIVISION OF RESPONSIBILITIES

(1) The parties shall be responsible for providing, at their own cost, service and materials, as set forth below, Assignment of services and materials to categories shall be according to generally accepted accounting principals and in keeping with Airline Industry Standard Functional Classifications as required for reporting Form 41 data to the Department of Transportation. Except as otherwise provided in Articles 4 and 5, the assignment of responsibility shall be as follows:

To Chautauqua	To US Airways, Inc.
5100 Flying Operations	5500 Passenger Service[1]
5200 Direct Maintenance	6200 Traffic Servicing
5300 Maintenance Burden[2]	6300 Related to Traffic Servicing
6100 Aircraft Servicing [3]	6500 Reservations and Sales
6300 Related to Aircraft Servicing	6600 Advertising and Publicity
6800 Related to Aircraft Operations	6800 Related to Passengers & Revenue
7000 Depreciation and Amortization related to aircraft and maintenance equipment	7000 Depreciation and Amortization related airport facilities and ground facilities and equipment
7100 Transport Related Expenses as they relate to the above referenced items	7100 Transport Related Expenses as they relate to the above referenced items

(2) Chautauqua shall be responsible for providing, fuel (into plane), airport landing fees, passenger catering, passenger liability insurance, and property tax. Chautauqua shall be fully reimbursed for these items (the “Pass Through Costs”) as described in Section 5.4.

___________________________________
1 Except Flight Attendants which shall be the responsibility of Chautauqua
2 Except Station Ground Equipment which shall be the responsibility of US Airways
3 De-icing costs and overnight aircraft parking shall be the responsibility of US Airways

Exhibit 5.1 - Pricing Model

Direct Costs:
	[*][*]	[*]
[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

[*]
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_____
* Confidential

[*][*][*][*][*][*][*][*][*][*][*][*]

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* Confidential

Exhibit 7.4 - Termination Dates for Aircraft in Service

Aircraft Type	End of Term Date	Early Termination Date for Growth Aircraft	Early Termination Date for Owned/Leased Aircraft
ERJ-145	March 1, 2013		120 days after effective date of POR
ERJ-145	March 1, 2013
ERJ-145	March 1, 2013		150 days after effective date of POR
ERJ-145	March 1, 2013
ERJ-145	March 1, 2013		180 days after effective date of POR
ERJ-145	March 1, 2013	270 days after effective date of POR
ERJ-145	March 1, 2013
ERJ-145	March 1, 2013	360 days after effective date of POR
ERJ-145	March 1, 2013
ERJ-145	March 1, 2013	390 days after effective date of POR
ERJ-145	March 1, 2013
ERJ-145	March 1, 2013	420 days after effective date of POR
ERJ-145	March 1, 2013
ERJ-145	March 1, 2013	450 days after effective date of POR
ERJ-145	March 1, 2013

Chautauqua has the right to select the particular Aircraft that are subject to termination.